Exhibit 99.1

CEVA, Inc. Announces First Quarter 2017 Financial Results

•	All-time high quarterly revenues of $21.3 million, up 29% year-over-year

•	GAAP and non-GAAP fully diluted EPS growth of 111% and 65% year-over-year

•	Quarterly record of 352 million CEVA-powered chips shipped

MOUNTAIN VIEW, Calif. – May 4, 2017 – CEVA, Inc. (NASDAQ: CEVA), the leading licensor of signal processing IP for smarter, connected devices, today announced its financial results for the first quarter ended March 31, 2017.

Total revenue for the first quarter of 2017 was $21.3 million, a 29% increase compared to $16.5 million reported for the first quarter of 2016. First quarter 2017 licensing and related revenue was a record $9.5 million, an increase of 10% when compared to $8.6 million reported for the same quarter a year ago. Royalty revenue for the first quarter of 2017 was $11.8 million, an increase of 50% when compared to $7.9 million reported for the first quarter of 2016.

Gideon Wertheizer, Chief Executive Officer of CEVA, stated: “Our strongest licensing quarter in the company’s history helped to deliver a fifth record revenue quarter in succession. We also significantly strengthened our backlog, reinforcing our confidence in achieving our annual licensing target. We continue to experience strong demand for our unique portfolio of specialized platforms, including 5G, computer vision deep, neural networks and connectivity, all of which are set to generate new royalty streams in the years ahead.”

GAAP net income for the first quarter of 2017 increased 128% to $4.1 million, compared to $1.8 million reported for the same period in 2016. GAAP diluted earnings per share for the first quarter of 2017 increased 111% to $0.19 from $0.09 a year ago.

Non-GAAP net income and diluted earnings per share for the first quarter of 2017 were $6.3 million and $0.28, respectively, representing a 77% and 65% increase, respectively, over the $3.5 million and $0.17 reported for the first quarter of 2016. Non-GAAP net income and diluted earnings per share for the first quarter of 2017 excluded: (a) equity-based compensation expense, net of taxes, of $1.8 million, and (b) the impact of the amortization of acquired intangibles of $0.3 million associated with the acquisition of RivieraWaves. Non-GAAP net income and diluted earnings per share for the first quarter of 2016 excluded: (a) equity-based compensation expense of $1.4 million, net of taxes, and (b) the impact of the amortization of acquired intangibles of $0.3 million associated with the acquisition of RivieraWaves.

During the quarter, CEVA completed eleven license agreements. Eight of the agreements were for CEVA DSP cores, platforms and software and three were for CEVA connectivity IPs. All the licensing agreements completed during the quarter were for non-handset baseband applications. Four were with first-time customers of CEVA. Target applications for customer deployment include: 5G base stations, automotive ADAS, smart surveillance cameras, smartphones, smart home appliances, and Bluetooth 4.2 and 5 connectivity for various IoT devices. Geographically, five of the deals signed were in China, one was in the U.S., one was in Europe and four were in the APAC region.

Yaniv Arieli, Chief Financial Officer of CEVA, stated: “In addition to an all-time high licensing quarter, our customers shipped a record 352 million CEVA-powered chips, resulting in 50% year-over-year royalty revenue growth. We continued to strengthen our balance sheet during the quarter, with our cash balance, marketable securities and bank deposits totaling $164 million, with no debt.”

CEVA Conference Call

On May 4, 2017 CEVA management will conduct a conference call at 8:30 a.m. Eastern Time to discuss the operating performance for the quarter.

The conference call will be available via the following dial in numbers:

•	U.S. Participants: Dial 1-844-435-0316 (Access Code: CEVA)

•	International Participants: Dial +1-412-317-6365 (Access Code: CEVA)

The conference call will also be available live via the Internet at the following link: https://www.webcaster4.com/Webcast/Page/984/20508. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

For those who cannot access the live broadcast, a replay will be available by dialing 1-877-344-7529 or +1-412-317-0088 (access code: 10104551) from one hour after the end of the call until 9:00 a.m. (Eastern Time) on May 11, 2017. The replay will also be available at CEVA’s web site www.ceva-dsp.com.

For More Information, Contact:

Yaniv Arieli CEVA, Inc. CFO +1.650.417.7941 yaniv.arieli@ceva-dsp.com	Richard Kingston CEVA, Inc. VP Market Intelligence, Investor & Public Relations +1.650.417.7976 richard.kingston@ceva-dsp.com

About CEVA, Inc.

CEVA is the leading licensor of signal processing IP for a smarter, connected world. We partner with semiconductor companies and OEMs worldwide to create power-efficient, intelligent and connected devices for a range of end markets, including mobile, consumer, automotive, industrial and IoT. Our ultra-low-power IPs for vision, audio, communications and connectivity include comprehensive DSP-based platforms for LTE/LTE-A/5G baseband processing in handsets, infrastructure and machine-to-machine devices, advanced imaging, computer vision and deep learning for any camera-enabled device, audio/voice/speech and ultra-low power always-on/sensing applications for multiple IoT markets. For connectivity, we offer the industry’s most widely adopted IPs for Bluetooth (low energy and dual mode), Wi-Fi (802.11 a/b/g/n/ac up to 4x4) and serial storage (SATA and SAS). Visit us at www.ceva-dsp.com and follow us on Twitter, YouTube and LinkedIn.

Forward Looking Statement

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. Forward-looking statements include Mr. Wertheizer’s statements about the company’s confidence in achieving its annual licensing target and expectation that the strong demand for the company’s unique portfolio of specialized platforms will generate new royalty streams in the years ahead. The risks, uncertainties and assumptions include: the ability of the CEVA DSP cores and other technologies to continue to be strong growth drivers for us; our success in penetrating new markets, including in non-baseband markets, and maintaining our market position in existing markets; our ability to diversify the company’s royalty streams, the ability of products incorporating our technologies to achieve market acceptance, the speed and extent of the expansion of the 4G, 5G and LTE networks, the maturation of the IoT market, the effect of intense industry competition and consolidation, global chip market trends, the possibility that markets for CEVA’s technologies may not develop as expected or that products incorporating our technologies do not achieve market acceptance; our ability to timely and successfully develop and introduce new technologies; and general market conditions and other risks relating to our business, including, but not limited to, those that are described from time to time in our SEC filings. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME – U.S. GAAP

U.S. dollars in thousands, except per share data

	Quarter ended
	March 31,
	2017	2016
	Unaudited	Unaudited
Revenues:
Licensing and related revenues	$9,535	$8,650
Royalties	11,752	7,858

Total revenues	21,287	16,508

Cost of revenues	1,696	1,628

Gross profit	19,591	14,880

Operating expenses:
Research and development, net	9,873	7,914
Sales and marketing	2,938	2,845
General and administrative	2,125	1,990
Amortization of intangible assets	309	309

Total operating expenses	15,245	13,058

Operating income	4,346	1,822
Financial income, net	571	441

Income before taxes on income	4,917	2,263
Income taxes	810	463

Net income	$4,107	$1,800

Basic and diluted net income per share	$0.19	$0.09

Weighted-average shares used to compute net income per share (in thousands):
Basic	21,398	20,520

Diluted	22,187	20,926

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

U.S. Dollars in thousands, except per share amounts

	Quarter ended March 31,
	2017	2016
	Unaudited	Unaudited
GAAP net income	4,107	1,800
Equity-based compensation expense included in cost of revenues	91	60
Equity-based compensation expense included in research and development expenses	871	646
Equity-based compensation expense included in sales and marketing expenses	289	247
Equity-based compensation expense included in general and administrative expenses	698	521
Income tax benefit related to equity-based compensation expenses	(115)	(44)
Amortization of intangible assets related to RivieraWaves transaction	309	309

Non-GAAP net income	$6,250	$3,539

GAAP weighted-average number of Common Stock used in computation of diluted net income per share (in thousands)	22,187	20,926
Weighted-average number of shares related to outstanding stock-based awards	362	452

Weighted-average number of Common Stock used in computation of diluted earnings per share, excluding the above (in thousands )	22,549	21,378
GAAP diluted earnings per share	$0.19	$0.09
Equity-based compensation expense, net of taxes	$0.08	$0.07
Amortization of intangible assets related to RivieraWaves transaction, net of taxes	$0.01	$0.01

Non-GAAP diluted earnings per share	$0.28	$0.17

CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. Dollars in thousands)

	March 31, 2017	December 31, 2016 (*)
	Unaudited	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$12,621	$18,401
Marketable securities and short term bank deposits	101,054	108,115
Trade receivables, net	13,777	15,044
Prepaid expenses and other current assets	4,596	3,152

Total current assets	132,048	144,712

Long-term assets:
Long term bank deposits	49,972	29,977
Severance pay fund	8,335	7,941
Deferred tax assets	2,572	2,252
Property and equipment, net	5,826	4,805
Goodwill	46,612	46,612
Intangible assets, net	2,669	2,978
Other long term assets	3,575	3,218

Total assets	$251,609	$242,495

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Trade payables	$381	$571
Deferred revenues	6,283	6,258
Accrued expenses and other payables	15,892	15,766

Total current liabilities	22,556	22,595
Long-term liabilities:
Accrued severance pay	8,875	8,349

Total liabilities	31,431	30,944

Stockholders’ equity:
Common stock:	22	21
Additional paid in-capital	212,632	212,103
Treasury stock	(35,133)	(39,507)
Accumulated other comprehensive loss	(289)	(497)
Retained earnings	42,946	39,431

Total stockholders’ equity	220,178	211,551

Total liabilities and stockholders’ equity	$251,609	$242,495

(*) Derived from audited financial statements